Exhibit 99.1

CONTACTS:

Justine E. Koenigsberg	Daniella M. Lutz
Director, Corporate Communications	Corporate Communications Specialist
(617) 349-0271	(617) 349-0205

FOR IMMEDIATE RELEASE

TKT REGAINS EUROPEAN RIGHTS TO DYNEPO

Cambridge, MA, March 26, 2004 — Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced that Aventis Pharmaceuticals Inc. has returned rights to Dynepo™ (epoetin delta) to TKT for all indications in Europe and all other territories outside the United States. Dynepo is a fully human erythropoietin product developed using TKT’s patented gene activation technology and is approved for the treatment of anemia associated with kidney disease in the European Union.

“We are extremely pleased by today’s agreement,” said Michael J. Astrue, President and Chief Executive Officer of TKT.  “We intend to bring this important product to patients in Europe and elsewhere as rapidly as we can and will decide on a territory-by-territory basis how best to commercialize Dynepo.”

TKT is in the process of establishing contract manufacturing outside the United States in order to bring Dynepo to patients in a manner consistent with applicable court orders and regulatory requirements.

Under the revised agreement, TKT will pay Aventis a scaled royalty on Dynepo sales.  Aventis will retain rights to commercialize Dynepo in the United States under essentially the same terms as the original agreement and has obtained an option on certain TKT gene therapy technology for one year.

Additionally, TKT is no longer obligated to reimburse Aventis from future royalties for legal expenses incurred to date from the Dynepo patent infringement actions with Amgen in the United States and Kirin-Amgen in the United Kingdom.  TKT is responsible for any future litigation expenses in Europe and half the future expenses in the United States. Additional details about the patent litigation are available on the Legal News page of the TKT corporate website (http://www.tktx.com/legal/index.htm).

Clinical testing involving approximately 1,400 dialysis and pre-dialysis patients supported marketing approval of Dynepo in the European Union as a treatment for anemia related to kidney disease.  As described in the European Public Assessment Report, treatment with Dynepo was comparable to epoetin alfa and was effective in raising hemogloblin and hematocrit levels.  In patients treated with Dynepo, there have been no reported cases of pure red cell aplasia, a condition in which the bone marrow fails to produce vital red blood cells and a safety concern with other marketed erythropoietin products derived from Chinese hamster ovary (CHO) cells.

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Conference Call

TKT will host a conference call and live webcast today, March 26, 2004 at 1:30 p.m. Eastern Time to discuss its revised agreement with Aventis.  To participate by telephone, dial (973) 317-5319.  A live audio webcast can be accessed on the TKT website at www.tktx.com within the Investor Information section.  A replay of the call will be available for two weeks beginning at 4:30 p.m. Eastern Time on March 26, 2004 by dialing (973) 709-2089 and using the access code: 347313.  A replay of the webcast will be archived on the TKT website for two weeks under Events in the Investor Information section.

About TKT

Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies.  Within this focus, the company markets ReplagalÔ, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. Outside its focus on rare diseases, TKT intends to commercialize DynepoÔ, a Gene-Activated® erythropoietin product for anemia related to kidney disease, outside of the United States. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and Latin America.  Additional information about TKT is available on the company’s website at www.tktx.com.

This press release contains forward-looking statements regarding the safety, efficacy and commercialization of Dynepo, as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,”  “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions.  There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including whether TKT’s ability to re-establish manufacturing will succeed; whether Dynepo will achieve commercial success; whether Dynepo will continue to demonstrate the safety and efficacy profile demonstrated to date; the availability and extent of coverage from third party payors for Dynepo and receipt of reimbursement approvals for Dynepo; whether competition products, including generic competition, will reduce any market opportunity that may exist for Dynepo; whether Dynepo will be part of future litigation that may impair its ability to market Dynepo; the company’s ability to bring Dynepo to patients consistent with legal considerations; whether materials to be used in production will adequately substitute for materials used in the original process; whether Amgen or Kirin-Amgen will challenge the transfer of the regulatory file after receiving notification of the transfer in accordance with the requirements of applicable court orders; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, which is on file with the Securities and Exchange Commission and are incorporated herein by reference.  While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc. Dynepo™ is a trademark of Aventis.